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                                  EXHIBIT 10.1

                     Employment Agreement of David E. D'Anna

                               JDR HOLDINGS, INC.
                           500 North Franklin Turnpike
                                  P.O. Box 585
                              Ramsey, NJ 07446-0585


                                  May 29, 1997


Mr. David E. D'Anna
c/o JDR Holdings, Inc.
500 North Franklin Turnpike
P.O. Box 585
Ramsey, NJ  07446-0585

Dear Mr. D'Anna:

We write to set forth our agreement with respect to your employment as an executive of JDR Holdings, Inc., a Delaware corporation (the "Company").

         1. The Company hereby agrees to employ you, and you hereby agree to be employed by the Company, on the terms and conditions hereinafter set forth. Your services will be conducted at the Company's headquarters and at such other places as your duties may require. You will serve as the Company's President and Chief Executive Officer and will be responsible for and provide senior management services relating to all aspects of the company's and each subsidiary's business, related marketing of the services of the company and ongoing senior management services relating to all aspects of the Company's general administration. In addition, you will render such other executive services and perform such other executive duties for the company and its direct and indirect wholly-owned subsidiaries thereof (collectively, with the Company, the "JDR Group") as the Boards of Directors of the members of the JDR Group may from time to time reasonably request of you. You may, in addition, hold such offices with the JDR Group which may from time to time be offered to you. Your authority shall be subject at all times to the direction and control of the Chief Executive Officer of the Company and the Boards of Directors of the Company and the other members of the JDR Group and to the Boards' discretion to determine the policies of the JDR Group. You agree to devote substantially your entire working time energy, skill and attention to the business and affairs of the Company and the JDR Group and the performance of your duties hereunder, on a full time basis, and you agree to perform your duties honestly, faithfully, diligently, and to the best of your ability. During the term of this Agreement, you agree not to serve as an employee, officer, director or agent of any other entity without the prior written consent of the Company, which consent will not be unreasonably withheld.

         2. As full compensation for all of your services (including services as an officer within the JDR Group) during your employment hereunder, you shall receive:

                  (a) Salary. You shall receive an initial base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per annum, payable in accordance with the Company's normal payroll practices. Your base salary shall increase on each anniversary of the date hereof by the sum of five percent (5%) and by such other amounts as may be determined in the discretion of the Company's Board of Directors. The terms of this paragraph 2(a) shall survive the expiration of the term of this

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Agreement and shall be effective until your employment with the Company is terminated.

                  (b) In addition to your salary as set forth in paragraph 2.a., during the term of this agreement, so long as you are employed by the Company, you will also be entitled to a bonus pursuant to the terms set forth in Schedule A attached hereto.

         3. During the term of this Agreement, so long as you are employed by the Company, the Company shall provide you with insurance and other reasonable benefits and perquisites consistent with its regular policy, from time to time in effect as determined by the Board of Directors including one Company leased automobile, automobile insurance on that Company leased auto, a cellular telephone, a reserved parking space (at the Ramsey, New Jersey office)and an office reasonably appropriate to your position with the Company. In no event shall the allowed amounts for the Company leased automobile be less than the amounts set forth in Schedule B attached hereto.

         4. During your employment hereunder, the Company will reimburse you for reasonable travel and other expenses incident to your rendering of services hereunder, in conformity with its regular policies from time to time in effect regarding reimbursement of expenses. Payments to you for such expenses will be made upon presentation of expense vouchers in such detail as the Company may from time to time reasonably require.

         5. (a) Your employment hereunder will commence on the date hereof and shall end, unless renewed pursuant to paragraph 5(g), on the earliest of the following dates: 1) June 1, 2001 (the Termination Date), 2) the date of your death, 3) if you shall be unable to perform any substantial duties hereunder by reason of physical or mental disability for a period of 120 consecutive days, or a period of more than 180 days in the aggregate in any eighteen-month period, the date on which the Company shall elect to terminate your employment, or 4) the date on which the Company shall otherwise elect to terminate your employment, which the Company may do with or without "cause". For purposes of this paragraph 5, the Company shall have "cause" to terminate your employment on the basis of: A) your breach or violation of paragraph 7 of this Agreement or your material breach or violation of any other paragraph of this Agreement or material breach of any other agreement between you and any member of the JDR Group which could reasonably be expected to have a material adverse effect on the Company or any other member of the JDR Group; B) your willful misconduct or gross negligence in connection with the performance of your duties as an employee, director, or officer of the JDR Group; C) an act by you of fraud or misrepresentation or an act of misappropriation which results or is intended to result in your personal enrichment at the expense of the JDR Group; D) your conviction for any felony involving moral turpitude; or E) conduct by you having or which could reasonably be expected to have a substantial and materially adverse effect on the Company. If the Company decides to terminate your employment due to your refusal to accept a relocation to an office more than 50 miles distant from your present office location, such termination shall not constitute a termination for cause.

                  (b) If your employment is terminated by the Company without cause (as defined in paragraph 5(a)) during the term of this Agreement, the Company may elect to pay you, in consideration of the provisions of paragraph 7(a), three-quarters of your monthly salary each month for the shorter of (i) one year (ii) the term remaining under this Agreement, at the rate in effect at such time of termination, payable over such period in accordance with the Company's normal payroll practices.

                  (c) If you elect to terminate your employment with the Company after the expiration of the term of this Agreement, and you are not then a party to any other written contract of employment with any member of the JDR Group, the Company may elect to pay you, in consideration of the provisions of paragraph 7(a) one-half of your then salary for up to one year from the date of termination. Such payments would be made at 50% of your salary in effect at the date of termination, payable for a period not to exceed up to one year in accordance with the Company's normal payroll practices.

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                  (d) If you elect to terminate your employment with the Company prior to the third anniversary of the date of this Agreement, the Company may elect to extend the eighteen (18) month period of restrictions set forth in paragraph 7(a) by paying you one-half of your then salary for the number of months (rounded to the closest whole month) in excess of 18 months, between the date of your termination and June 1, 2001. Such payments would be made at 50% of your salary in effect at the date of termination, payable in accordance with the Company's normal payroll practices.

                  (e) If your employment is terminated by the Company without cause or by reason of disability or death you shall be entitled to severance pay equal to one-twelfth of your salary in effect at that time for each year or part thereof of your employment with the Company after the date of this Agreement, payable in accordance with the Company's normal payroll practices. Such severance pay shall be in addition to any other compensation you may be entitled to.

                  (f) If your employment is terminated by the Company for cause (as defined in paragraph 5(a)), you shall not be entitled to any further compensation under this Agreement, except for any accrued but unpaid salary.

                  (g) You and the Company shall have the right to request a renewal of this Agreement on a year to year basis by notifying the other party in writing of that request between January 1, 2001 and March 1, 2001. The party receiving the notice shall have sixty (60) days in which to indicate their written acceptance of a renewal. Each such extended term shall expire on June 1 of the following year unless a renewal for another one (1) year term is provided to you between January 1 and March 1 of that following year.

         6. The Company may in its discretion and for its benefit, insure you against disability or death under policies which are payable to such persons as the Company shall designate. You agree to cooperate in such physical examinations and to supply such information as the Company may reasonably require in connection with obtaining and continuing such insurance.

         7. (a) During your employment with the Company or any other member of the JDR Group and, in addition to the extent the Company elects to compensate you pursuant to paragraphs 5(b), 5(c) or 5(d) as the case may be, for a period of one year following the termination of your employment with the Company and any other member of the JDR Group, you shall not, directly or indirectly, engage or be interested (whether as owner, partner, consultant, employee, agent or otherwise) in any business, activity, or enterprise which is competitive with any aspect of the business being carried on by the Company or any other member of the JDR Group, including without limitation, any business in the debt collection services, telemarketing services, telecommunication brokerage and telecommunication consulting businesses. In the event you elect to terminate your employment prior to the third anniversary of the date of this Agreement the restrictions of this paragraph shall continue for a period of eighteen (18) months from the date of termination of your employment with the Company and any other member of the JDR Group, plus the number of months that payments are made to you by the Company in respect of salary pursuant to paragraph 5(d).

                  (b) In addition for a period of one year following the termination of your employment with the Company and any other member of the JDR Group or one year following the last payment to you pursuant to paragraphs 5(b) or 5(c), whichever is later, you shall not, directly or indirectly: (i) employ or otherwise engage or offer to employ or otherwise engage or solicit the employment of any person who has been an employee, sales representative or agent of the Company or any other member of the JDR Group at any time within the two year period prior to such employment, engagement, offer, or solicitation; or
(ii) except on behalf of the Company, solicit any business related to the business of the Company or any other member of the JDR Group from any person or entity that has been a customer of the Company or any other member of the JDR Group at any time during your employment by the

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Company or any other member of the JDR Group.

                  (c) Unless required by law, you shall never use, divulge, furnish or make accessible to any third person or organization, other than in the regular course of the Company's business, any confidential or proprietary information concerning the JDR Group or its businesses, including, without limitation, confidential methods of operation and organization, marketing techniques and plans, customer lists, computer software or financial information.

                  (d) For purposes of this Agreement, confidential and proprietary information concerning the JDR Group or its businesses, shall not include information that can be shown to have been (i) in the public domain through no act or fault of you or any other employee of the Company, or (ii) acquired by you after the termination of your employment with the Company and all other members of the JDR Group from other persons not under any confidentiality obligation to the Company or any other member of the JDR Group with respect thereto.

                  (e) You agree that inasmuch as your breach or attempted or threatened breach of any material provision contained in this paragraph 7 would result in immediate and irreparable injury to the Company or another member of the JDR Group for which the Company and other members of the JDR Group will not have an adequate remedy at law, the Company and the members of the JDR Group shall be entitled, in addition to all other remedies, to a temporary and permanent injunction and/or a decree for specific performance of the terms of this paragraph 7, without the necessity of showing any actual damage or posting bond or furnishing any other security.

                  (f) The provisions of this paragraph 7 shall survive the termination or expiration of this Agreement or your employment, and are in addition to and independent of any agreements or covenants contained in any other agreement; provided, however, that if your employment is terminated by the Company other than for cause or your disability (both as defined in paragraph 5(a)), the provisions of paragraph 7(a) shall terminate on the date of the last payment made to you by the Company in respect of salary pursuant to paragraph 5(b). In the event you elect to terminate your employment with the Company, after the expiration of the term of this Agreement and you are not then a party to any other written contract of employment with any member of the JDR Group, the provisions of paragraph 7(a) terminate on the date of the last payment to you by the Company in respect of salary pursuant to paragraph 5(c).

         8. You agree that all right, title and interest in and to (i) any invention, design or development, whether patentable or not, (ii) all copyrightable material and works of authorship and (iii) all proprietary know-how, trade secrets information and related material or information, which you first conceive or originate, either individually or jointly with others, and which relate to and arose during your employment with the Company or any other member of the JDR Group will be the property of the Company or the other member of the JDR Group, as the case may be. You will promptly disclose all such inventions, designs or developments to the Company and execute all papers necessary to assist the Company in obtaining patents or any other form of protection on such inventions, designs or developments, patentable or not, and for assigning same to the Company. You further agree to assign and hereby do assign to the Company all rights, title and interest in and to all inventions, designs, and developments, patentable or not, copyrightable material, legally protectable know-how, trade secrets and any works of authorship which relate to and arose during your employment with the Company or any other member of the JDR Group.

         9. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as FedEx, or by other messenger, by mail or by electronic facsimile transmission), or three (3) days following the day when deposited in the United States mails,

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registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         If to the Company:

                  JDR Holdings, Inc.
                  Attn:  CEO of JDR
                  500 North Franklin Turnpike
                  P.O. Box 585
                  Ramsey, NJ 07446-0585
                  Telephone No. (201) 512-2610
                  Facsimile No. (201) 512-0584

         with copies to:

                  John J. Kennelly, Esq.
                  Carroll, George & Pratt
                  64-66 North Main Street
                  P.O. Box 280
                  Rutland, VT  05702-0280
                  Telephone No. (802) 775-7141
                  Facsimile No. (802) 775-6483

         If to you:

                  Mr. David E. D'Anna




Either party may change its or his address for the purpose of this paragraph by written notice similarly given.

         10. If any clause or provision of this Agreement shall be held to be invalid or unenforceable, such clause or provision shall be construed or enforced as if it had been more narrowly drawn so as not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provisions of this Agreement.

         11. This Agreement sets forth the parties' final and entire understanding and supersedes and replaces any and all prior understandings, with respect to your employment by the Company . This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon you, your heirs, administrators and legal representatives, but no right or obligation hereunder may be assigned or delegated, except by the Company to an entity that succeeds to or acquires all or substantially all of the Company's assets or business, whether by purchase, purchase of stock, merger, consolidation or otherwise. No failure or delay by either party in exercising any right, option, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, option, power or privilege. This Agreement can only be changed, waived or terminated by a writing signed by both you and the Company.

         12. This Agreement shall be governed by the laws of the State of New Jersey (excluding its rules as to conflicts of law).

         13. Consent to Jurisdiction/Arbitration. (a) The parties irrevocably submit to the

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non-exclusive jurisdiction of any state or federal court sitting in New Jersey over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent you may effectively do so under applicable law, you irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that you are not subject to the jurisdiction of any such court, any objection that you may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         (b) With the exception of the Company's right to injunctive or equitable relief described in paragraph 7(e) above, any dispute, controversy or claim arising out of or relating to this Agreement or the breach or alleged breach of this Agreement shall be settled by arbitration in Bergen County, New Jersey in accordance with the commercial arbitration rules, then obtaining, of the American Arbitration Association, and judgment upon any such arbitration award rendered by the arbitrators may be entered in any state or federal court sitting in New Jersey. If the parties to any such dispute, controversy or claim are unable to agree upon an arbitrator or arbitrators, then three arbitrators shall be appointed by the American Arbitration Association, as it may determine, in accordance with the commercial arbitration rules and practices, then obtaining, of such Association. If the parties to any such dispute, controversy or claim shall agree upon two arbitrators, but such parties or such arbitrators shall be unable to agree upon a third arbitrator, then such third arbitrator shall be appointed as aforesaid by the American Arbitration Association. Each of the parties and the arbitrators shall use its best efforts to keep confidential the existence of any dispute and arbitration proceedings and all information relating thereto or submitted in connection therewith and, in the event of judicial proceedings for the enforcement of this paragraph or any award pursuant thereto, shall cooperate to seal the record of any such arbitration or judicial proceedings.

         (c) In the event judicial proceedings or arbitration proceedings are commenced, the prevailing party shall be entitled to an award for its reasonable legal fees and costs incurred in relation to such proceedings.

If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to us a copy of this letter.

                                             JDR HOLDINGS, INC.,
                                             a Delaware Corporation



                                       By:   ___________________________________
                                             Steven B. Burns, Vice President


ACCEPTED AND AGREED TO:



------------------------------
David E. D'Anna


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                                   SCHEDULE A
                                       TO
                          EMPLOYMENT AGREEMENT BETWEEN
                               JDR HOLDINGS, INC.
                                       AND
                                 DAVID E. D'ANNA


         For each year of your employment hereunder in which the Company's audited Adjusted EBITDA exceeds the amount from the prior year by ten percent (10%), you will received a cash bonus of $150,000.00 for such year, payable within thirty (30) days of the receipt by the Company of audited financial statements for such year. In addition, for each year of your employment hereunder in which the audited, Adjusted EBITDA exceeds the amount of the prior year by fifty percent (50%), you will be entitled to an extraordinary bonus of $75,000.00 or if the EBITDA growth is 60% in excess of the prior year you will be entitled to an extraordinary bonus of $150,000.00.

         Provided, however, that should your employment terminate during any such year, your bonus for such year shall be calculated by multiplying the bonus you would have received if this Agreement had not terminated during such year by the ratio of the number of days in such year before this Agreement terminated to the total number of days in such year; provided, further that should your employment be terminated by you or terminated by the Company for cause (as defined in paragraph 5(a)), you shall not receive a bonus for such year.

         For the purposes of this Agreement, "Adjusted EBITDA" shall mean the net income and all of its present subsidiaries, for the year determined in accordance with generally accepted accounting principles but excluding (i) interest on all debt, including capital leases; (ii) depreciation; (iii) amortization: (iv) income taxes; (v) fees related to the Advanta Transaction;
(vi) the bonuses payable to you under this Agreement and Neil J. Hanley, Jeffrey
W. Marks, Ronald J. Piemonte, Barry M. Grant, John M. Porta, Steven B. Burns, Steven R. Boggs, and any other presently unallocated bonuses which may be granted by the Board of Directors to you and other individuals listed above, and any discretionary bonuses that the Board may elect, in its sole discretion, to award you and the other individuals listed above; (vii) premiums on key man life insurance policies for ________________; and (viii) excluding the affects of extraordinary items and changes in accounting principles. It is understood and agreed that the calculation of growth in Adjusted EBITDA may be further revised to appropriately reflect the effects of non-operating non-reoccurring income and acquisitions.


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                                   SCHEDULE B
                                       TO
                          EMPLOYMENT AGREEMENT BETWEEN
                               JDR HOLDINGS, INC.
                                       AND
                                 DAVID E. D'ANNA


         The allowed amounts for an automobile leased for your use, by the Company, or any subsidiary, will not be less than $2,107.00 monthly.